As filed with the Securities and Exchange Commission on May 31, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CRYSTALLEX INTERNATIONAL CORPORATION
(Exact name of Registrant as specified in its charter)

CRYSTALLEX INTERNATIONAL CORPORATION
(Translation of Registrant’s name into English)

Canada	1041	98-0152628

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

18 King Street East, Suite 1210 Toronto, Ontario Canada M5C 1C4 (416) 203-2448

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company 1090 Vermont Avenue, N.W., Suite 430 Washington, D.C. 20005 (888) 690-2882

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Lawrence W. Koltun, Esq.
Koltun & King, P.C.
1146 19th Street, N.W., Suite 250
Washington, D.C. 20036

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]___________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    __________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    __________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum aggregate price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares without par value	2,403,200 shares	$3.37 (2)	$8,098,784	$953.23

(1) Pursuant to Rule 416 under the Securities Act of 1933, also includes shares issuable pursuant to anti-dilution provisions relating to the securities that are convertible or exercisable into common shares being registered hereby.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average high and low price of the Common Shares on the American Stock Exchange as of May 26, 2005.

THE REGISTRANT SHALL AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

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The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS, SUBJECT TO COMPLETION DATED MAY 31, 2005

CRYSTALLEX INTERNATIONAL CORPORATION
Organized under the Laws of Canada

2,403,200 Common Shares

William C. and Jane L. O’Malley, Mark Haet, Thunder Partners L.P., Noam and Vicki Rand Trust, Joseph Allan Gleisinger, Xodarap Partners LLC, William G. Morgan, 2030 Investors, LLC, Lincoln Trust Company FBO Richard Harris Sacks, and Frank A. Archibald, may use this prospectus to resell up to an aggregate of 1,294,200 Crystallex common shares that they received upon the exercise of special warrants that Crystallex issued to them. William C. and Jane L. O’Malley, Mark Haet, Thunder Partners L.P., Jayvee & Co., Noam Rand, Trustee-Profit Sharing, Noam and Vicki Rand Trust, Joseph Allan Gleisinger, Xodarap Partners LLC, William G. Morgan, 2030 Investors, LLC, Louis Scatigna, Lincoln Trust Company FBO Richard Harris Sacks, Frank A. Archibald, and Steven B. Rosner may also use this prospectus to resell up to an aggregate additional 1,109,000 Crystallex common shares that were issued or are to be issued to them upon their exercise of certain warrants that Crystallex issued to them in connection with the exercise of the special warrants.

The selling shareholders may sell all or any portion of these Crystallex common shares in one or more transactions through ordinary brokerage transactions, in private, negotiated transactions, or through any other means described in the section entitled “Plan of Distribution” beginning on page 14. The sales may be made at market prices prevailing at the time of sale, at negotiated prices, or at fixed prices, which may be changed. These transactions may or may not involve brokers or dealers. Crystallex will not receive any sales proceeds when these selling shareholders sell their common shares, but Crystallex will receive the exercise price of any warrants that the selling shareholders exercise.

Crystallex lists the common shares for trading on The American Stock Exchange (the “AMEX”) and on The Toronto Stock Exchange (“TSX”) under the symbol KRY. As of May 27, 2005, the closing price for the common shares on the AMEX was US$3.48 and on the TSX was Cdn$4.35.

It may be risky to purchase the common shares. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

* * *

The date of this prospectus is May          , 2005.

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You should rely only on the information contained in this prospectus and the information incorporated into this prospectus by reference (see “Incorporation of Documents by Reference”) and not upon anything else in deciding whether to purchase the common shares offered through this prospectus. Neither Crystallex nor any of the selling shareholders will authorize providing you with any other information in connection with your purchase. This prospectus does not offer to sell or solicit an offer to buy any security other than the common shares that this prospectus offers. In addition, this prospectus does not offer to sell or solicit any offer to buy any common shares to any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction.

Note: Unless otherwise indicated, all amounts in this prospectus are stated in U.S. dollars. Certain amounts in “The Securities Being Offered” and in “Use of Proceeds” are stated in Canadian dollars. At May 27, 2005, the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York was one Canadian dollar equalled $0.7946 United States Dollars.

SUMMARY OF CRYSTALLEX

Crystallex was incorporated on May 22, 1984 under the Company Act of the province of British Columbia, Canada. On January 23, 1998, its corporate existence was continued under the Canada Business Corporation Act (“CBCA”), thereby bringing Crystallex under the jurisdiction of the CBCA as if it was originally incorporated under the CBCA. Crystallex trades as a public company on the TSX and the AMEX under the symbol “KRY”. It engages in exploring, developing, and mining for gold, with its primary focus in Venezuela, and in evaluating mineral property acquisitions in various locations around the world. Crystallex is currently producing gold from the Tomi concession in Venezuela and processing ore from the Tomi concession at Crystallex’s Revemin Mill in Venezuela. Crystallex also has rights to extract ore from its La Victoria mine in Venezuela and is pursuing permits to develop an underground mine at its Albino 1 concession in the Kilometre 88 region of Venezuela. Crystallex also has secured rights to develop the gold deposits known as Las Cristinas 4, 5, 6 and 7, also in the Kilometre 88 region.

Property	Location	Percentage Interest, Direct or Indirect
Las Cristinas	Venezuela	100%(1)
Tomi	Venezuela	100%
Revemin Mill	Venezuela	93%
Albino 1	Venezuela	100%(2)
Lo Increible	Venezuela	51%(3)

(1)	Refers to an agreement granted to Crystallex to mine the property. (See “Risk Factors – Las Cristinas Properties.”)
(2)	In early 2005, Crystallex was informed that its concession rights for Albino 1 have been rescinded. Crystallex is appealing this rescission. See “Risk Factors – Crystallex’s business depends upon a limited number of mining properties and processing facilities, the loss of any of which might negatively impact its operations,” “Risk Factors – Crystallex has incurred recent losses,” and Crystallex’s Form 40-F for the year ended December 31, 2004.
(3)	Crystallex owns 100% of El Callao Mining Corp., which indirectly owns 51% of the Lo Increible property.

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Details with respect to all of the foregoing properties are provided in the documents incorporated by reference. See “How to Obtain More Information.”

Crystallex’s principal executive office, registered office, and principal place of business are located at 18 King Street East, Suite 1210, Toronto, Ontario, M5C 1C4, telephone number (416) 203-2448.

RISK FACTORS

Your purchase of the common shares may be risky. In addition to the other information contained in this prospectus or incorporated by reference into this prospectus, please read carefully the risk factors contained in Crystallex’s Annual Report on Form 40-F for its Fiscal Year Ended December 31, 2004, together with the following factors, before purchasing common shares offered by this prospectus:

Crystallex has incurred recent losses.

Crystallex incurred net losses in 2004, 2003, 2002, and 2001. Crystallex’s profitability depends, among other things, on the price of gold, the level of gold production, cash operating costs and other factors discussed in “Risk Factors.” Substantially all of these factors are beyond Crystallex’s control. As part of the preparation of its financial statements for the year ended December 31, 2004, Crystallex undertook a detailed review of the carrying value of each of its mineral properties as well as related deferred exploration costs and its plant and equipment. Based on this review, and reflecting the impact of its recently received notice of the termination of its Albino 1 concession, Crystallex incurred a write-down of $32 million for the year ended December 31, 2004. The write-down included $10.5 million for Albino, $13.8 million for Revemin, $3.6 million for Tomi, and $4.1 million for other properties.

Crystallex has authorized for issuance a large number of shares, which, if issued in significant amounts, could result in dilution of share ownership and a reduction in share price.

As at May 1, 2005, Crystallex has authorized the issuance of more than 21.8 million common shares that have not yet been issued for payment of certain property purchases and related indebtedness, the exercise of stock options, finder's fees, the exercise of warrants issued in private placements, placement agent's fees for a private placement, and exercise of warrants issued for convertible notes and broker's fees. Furthermore, Crystallex may issue additional common shares from time to time in the future. If Crystallex issues a substantial number of those new shares, it could substantially dilute the ownership interest of Crystallex’s current shareholders, based upon the 192,631,619 Crystallex shares outstanding as of May 1, 2005. In addition, given Crystallex’s average daily trading volume of approximately 617,200 shares on the American Stock Exchange (“AMEX”) (Consolidated Market) and approximately 597,000 shares on the Toronto Stock Exchange (“TSX”) for the period January 1, 2004 through December 31, 2004, the sale of these shares could provide enough selling pressure to depress the share price of Crystallex’s common shares.

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Limited attendance at a shareholders’ meeting and minimal quorum requirements may result in a small number of shareholders taking votes binding upon all shareholders.

Crystallex’s by-laws provide that a quorum for transacting business at a general meeting of shareholders shall be two shareholders present in person or by proxy holding not less than one-twentieth of the issued shares entitled to be voted at the meeting. Under the Canada Business Corporations Act, only two Crystallex shareholders could attend shareholders’ meetings in person or by proxy, in which event these two shareholders could (provided they hold the requisite percentage of shares) take votes binding on behalf of all shareholders.

HOW TO OBTAIN MORE INFORMATION

We file reports and other information with the Securities and Exchange Commission. You may read any document we file at the SEC’s public reference rooms at 450 Fifth Street, N.W. in Washington, D.C. 20549. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. A copy of our SEC filings since October, 2002, including a copy of this prospectus, the registration statement (and amendments to the registration statement) relating to this prospectus and our annual report on Form 40-F for our year ended December 31, 2004, our Forms 6-K submitted to the SEC since November 4, 2002, all amendments to any of these filings or reports, and all future documents or reports that we will file or submit to the SEC, are or will be also available to you free of charge at the SEC’s Internet site.

We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933 relating to this prospectus. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference facilities. Our statements in this prospectus are not necessarily complete about the contents of any contract or other document. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

The SEC allows us to “incorporate by reference” into this prospectus information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. This information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 12, 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

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(a) Crystallex's Annual Report on Form 40-F and on Form 40-F/A – No. 1 for the fiscal year ended December 31, 2004, filed under Section 13 of the Securities Exchange Act.

(b) The description of Crystallex's common shares without par value contained in Crystallex’s registration statement under Section 12(b) of the Securities Exchange Act on Form 8-A (Registration No. 1-14620).

(c) Crystallex’s registration statement under Section 12(b) of the Securities Exchange Act on Form 8-A of rights to acquire Crystallex’s common shares (Registration No. 1-14620).

(d) The Report of Foreign Issuer on Form 6-K furnished to the SEC on April 1, 2005, on May 12, 2005, on May 13, 2005, and on May 20, 2005. Crystallex’s report on Form 6-K furnished on May 12, 2005, contains its unaudited financial statements for the quarter ended March 31, 2005.

(e) All subsequent annual reports filed by Crystallex on Form 20-F, Form 40-F, or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by Crystallex under Sections 12, 13, 14 or 15(d) of the Securities Exchange Act, after the date of this prospectus and before the termination of the offering are deemed incorporated by reference into and be a part of this prospectus from the date of filing such documents.

Crystallex may incorporate by reference into this prospectus any Form 6-K that it furnishes to the SEC under Sections 12, 13, 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the offering is completed, and make that Form 6-K a part of this prospectus from the date it files the form, but only to the extent that Crystallex identifies in the Form 6-K that it is being incorporated by reference into this prospectus.

Crystallex will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that Crystallex incorporates by reference in this prospectus but is not delivered with the prospectus, free of charge by contacting Crystallex’s Secretary, Daniel R. Ross, orally or in writing, at our principal offices, which are located at 18 King Street East, Suite 1210, Toronto, Ontario, M5C 1C4, telephone number (416) 203-2448, or by contacting investor relations at info@crystallex.com. However, Crystallex will not provide a copy of exhibits to items that it incorporates by reference unless it specifically incorporates those exhibits by reference.

You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling shareholders are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. This prospectus does not offer to you any security other than the common shares that this prospectus specifically offers. Information contained on our Web site is not a part of this prospectus.

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ENFORCEABILITY OF CIVIL LIABILITIES AGAINST CRYSTALLEX

The enforcement by purchasers of the common shares offered in this prospectus of civil liabilities under the federal securities laws of the United States may be adversely affected by the fact that Crystallex is a Canadian corporation, many of its directors and shareholders are residents of Canada, and the majority of Crystallex’s assets and all or a substantial portion of the assets of such other persons are located outside the United States. As a result, it may be difficult for purchasers to effect service of process within the United States upon such persons or to realize against them in the United States upon judgments of courts of the United States predicated upon civil liabilities under securities laws of the United States. McMillan Binch Mendelsohn LLP, Canadian counsel for Crystallex, advised Crystallex that there is doubt as to the enforceability in Canada against Crystallex or its directors or officers who are not residents of the United States in original actions or in actions for enforcement of judgments of United States courts of liabilities predicated upon federal securities laws of the United States.

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical fact included in this prospectus regarding Crystallex’s financial position, business strategy and plans and objectives of management of Crystallex for future operations, are forward-looking statements. When used in this prospectus, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “could,” “may” and similar expressions, as they relate to Crystallex or its management, identify forward-looking statements. These forward-looking statements are based on the beliefs of Crystallex’s management, as well as assumptions made by and information currently available to Crystallex’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors such as those disclosed under “Risk Factors” in this prospectus, including but not limited to, competitive factors and pricing pressures, changes in legal and regulatory requirements, technological change or difficulties, product development risks, commercialization and trade difficulties and general economic conditions. Such statements reflect the current views of Crystallex with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, and growth strategy of Crystallex. All subsequent written and oral forward-looking statements attributable to Crystallex or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

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CAPITALIZATION AND INDEBTEDNESS
As of March 31, 2005
(unaudited)

	Actual	Notes and Debentures As Adjusted(1)

Debt
Current portion of long-term debt	$4,258,470	$4,258,470
Total long-term debt, net of current portion	79,060,959	79,060,959

Total Debt	$83,319,429	$83,319,429

Stockholders’ equity
Common shares (unlimited shares authorized; 191,331,237 issued and outstanding)	310,224,538	310,224,538
Contributed Surplus	30,649,009	30,649,009
Cumulative Translation Adjustment	11,958,981	11,958,981
Deficit	(214,249,832)	(214,249,832)

Total stockholders’ equity	$138,582,696	$138,582,696

Total Capitalization	$221,902,125	$221,902,125

(1) Does not include the exercise into Crystallex common shares of any options or warrants outstanding as of March 31, 2005.

RECENT DEVELOPMENTS

Prior to 2004, Crystallex issued approximately 800,000 common shares to Standard Bank of London (“SBL”) as partial settlement of its outstanding loan with SBL. Crystallex and SBL also entered into an agreement whereby SBL agreed not to sell the Crystallex shares it had obtained as the loan repayment in large blocks but instead disposed of the shares in an orderly fashion over time (Orderly Disposition Agreement or “ODA”).

As provided by the ODA, on final disposition of the shares issued to SBL, SBL would retain any aggregate sale proceeds in excess of the issue price of the shares and certain agreed interest (excess proceeds) and apply the excess proceeds against any obligations owing to SBL by Crystallex, whereas any final aggregate shortfall would require payment by Crystallex to SBL to cover the shortfall. The excess proceeds or shortfall could only be determined and applied when all shares subject to the ODA had been disposed.

SBL sold the last block of the shares by the end of May 2004. It had cumulative excess proceeds from sale of all of the shares of approximately $4 million. Crystallex and SBL agreed to allocate the excess proceeds against outstanding commodity contract obligations that Crystallex had with SBL. Crystallex accounted for the allocation of proceeds against outstanding commodity contract obligations as a reduction of its commodity contract loss (that is, an income statement item) in its June 30, 2004, and September 30, 2004, unaudited interim financial statements. Crystallex disclosed this accounting in the notes to the financial statements for both periods.

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However, in preparing its full year financial statements for its year ended December 31, 2004, Crystallex determined the appropriate treatment was to account for this transaction as an increase in its share capital rather than an income statement item. Crystallex reflected this accounting treatment in its year-end 2004 audited financial statement and in its disclosure of its quarterly financial information contained in its year-end Management’s Discussion and Analysis (“MD&A”). Both the year-end audited financial statements and MD&A are contained in exhibits attached to Crystallex’s Annual Report on Form 40-F. See “How To Obtain More Information.”

RECENT PRICE HISTORY

Crystallex's common shares trade on the TSX and on the AMEX under stock symbol “KRY”. The discussion contained in this section is based upon information provided by the Toronto Stock Exchange or American Stock Exchange, as applicable. The following tables presents additional closing price information:

	Toronto Stock Exchange CDN $		American Stock Exchange US$
	High	Low	High	Low
Fiscal Year Ended December 31

2004	5.41	2.70	4.52	1.99
2003	4.48	1.00	3.25	0.69
2002	3.85	1.89	2.46	1.21
2001	3.45	0.99	2.20	0.68
2000	4.25	1.19	2.81	0.75

Fiscal Quarter Ended

March 31, 2003	2.44	1.25	1.55	0.85
June 30, 2003	2.86	1.00	2.15	0.69
September 30, 2003	4.48	2.01	3.25	1.38
December 31, 2003	4.15	2.90	3.20	2.17
March 31, 2004	5.00	3.15	3.75	2.36
June 30, 2004	4.12	2.75	3.14	1.99
September 30, 2004	4.21	2.70	3.37	2.05
December 31, 2004	5.41	3.82	4.52	3.02
March 31, 2005	5.00	3.80	3.99	3.05

Months Ended

November 30, 2004	5.41	4.33	4.52	3.52
December 31, 2004	4.50	4.05	3.76	3.30
January 31, 2005	4.28	3.83	3.51	3.11
February 28, 2005	4.45	3.80	3.63	3.05
March 31, 2005	5.00	4.08	3.99	3.28
April 30, 2005	5.17	4.35	4.19	3.57

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Crystallex has paid no dividends on its shares since incorporation and does not anticipate doing so in the foreseeable future.

SHARE CAPITAL

As of May 1, 2005, Crystallex had 192,631,619 shares outstanding. None of the shares are held in treasury or by its subsidiaries.

As of May 1, 2005, Crystallex had outstanding options and warrants to acquire 21,760,485 common shares at exercise prices ranging from $0.80 to $3.75.

From January 1, 2001, through the date of this prospectus, Crystallex has issued the securities described below (in addition to common shares issued upon conversion of previously outstanding convertible securities, warrants, or options, and issues of common shares and stock options to consultants and management or directors):

     •      $3,000,000 non-interest bearing notes, together with 450,000 common share purchase warrants. Each warrant is exercisable for one Crystallex common share at exercise prices of $1.27 per share for 150,000 warrants and $1.316 per share for 300,000 warrants. The non-interest bearing notes were exchanged for $3,000,000 principal amount of 4% convertible notes and 150,000 warrants to the holder and its affiliate, each warrant having an exercise price of $3.61.

     •      $3,000,000 principal amount of 4% convertible notes and warrants to acquire 824,214 Crystallex common shares at an exercise price of $2.68 per share.

     •      2,562,500 special warrants at Cdn$1.60 per special warrant, each of which allow the holder to acquire, for no additional consideration, one common share and one-half (½) of one warrant to purchase common shares having an exercise price of Cdn$2.00 per each whole warrant.

     •      2,400,000 special warrants at Cdn$1.25 per special warrant, each of which allow the holder to acquire, for no additional consideration, one common share and one-half (½) of one warrant to purchase common shares having an exercise price of Cdn$1.60 per each whole warrant.

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     •      5,500,000 special warrants at Cdn$1.25 per special warrant, each of which allow the holder to acquire, for no additional consideration, one common share and one-half (½) of one warrant to purchase common shares having an exercise price of Cdn$1.60 per each whole warrant.

     •      325,000 common shares to Vengroup as a settlement of distributions that Vengroup claimed relating to the El Callao properties.

     •      52,500 special warrants at Cdn$3.02 per special warrant, each of which allow the holder to acquire one Crystallex common share without additional consideration.

     •      $2,200,000 principal amount convertible note, convertible into up to Crystallex common shares based upon a discount to the shares’ trading price at the time of conversion, and a warrant to purchase 100,000 common shares at an exercise price of Cdn$4.40 per common share.

     •      2,200,000 special warrants for Cdn$3,025,780. Each special warrant authorizes the holder to acquire one of Crystallex’s common shares for no additional consideration.

     •      1,025,000 special warrants purchased for $1,394,000, which special warrants may be converted, for no additional consideration, into 1,025,000 common shares and 1,025,000 common share purchase warrants having an exercise price of Cdn$2.75, together with an additional 13,750 common share purchase warrants to a selling agent.

     •      8,195,025 common shares issued for El Callao Mining Corp shares and certain assets held by Bema Gold Corp in connection with Crystallex’s acquisition of El Callao.

     •      3,111,111 units for a total purchase price of $4,725,000, each unit consisting of one Crystallex common share and one warrant to purchase one common share at an exercise price of Cdn$3.00.

     •      4,545,455 special warrants, each of which allow the holder to acquire, for no additional consideration, one common share, and 2,272,727 share purchase warrants to purchase common shares having an exercise price of $2.75 per each warrant, for an aggregate sale price of $10,000,000.

     •      Up to 5,000,000 common shares for issuance upon the conversion of 7% convertible notes and exercise of share warrants having an exercise price based upon a premium to the share price as of the date of issuance.

     •      Up to 3,932,941 common shares upon the conversion of $950,000 Crystallex Series A 10% Redeemable Convertible Notes or the exercise of 190,000 common share purchase warrants having an exercise price of $1.09 per share, together with 67,059 common shares as a placement fee.

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     •      2,000,000 common shares or stock options to three consultants and to Crystallex’s counsel in Venezuela for services performed on Crystallex’s behalf.

     •      2,500,000 common shares in repayment of $2,500,000 principal amount of notes.

     •      1,336,743 common shares issued to Corporacion Vengroup S.A. in lieu of a $1,397,500 cash payment as the last installment of the purchase price for Crystallex’s indirect ownership of a majority interest in its El Callao property in Venezuela.

     •      12,800,000 special warrants at $2.20 per special warrant, each of which allow the holder to acquire, for no additional consideration, and one common share, and one-half (½) of one warrant to purchase common shares having an exercise price of $2.75 per each whole warrant.

     •      50,000 Crystallex common shares and 400,000 common share purchase warrants having an exercise price of Cdn$3.34 per share. The shares and warrants were issued to an entity providing financial services to Crystallex.

     •      300,000 Crystallex common shares and 1,000,000 common share purchase warrants having an exercise price of $1.75 per share for the first 500,000 warrants (which vest immediately) and $2.00 per share for the second 500,000 warrants (which vest upon Crystallex receiving a project financing proposal acceptable to it). The shares and warrants were issued to an entity providing financial services to Crystallex.

     •      28.75 million common shares at Cdn$4.00 per share for gross proceeds of Cdn$115 million, net proceeds of $82.0 million.

     •      $100 million unit offering whereby Crystallex issued 100,000 units at a price of $1,000 per unit. Each unit was comprised of $1,000 principal amount of senior unsecured notes, bearing interest of 9.375%, payable semi-annually and maturing on December 20, 2011, and 65 Crystallex common shares. Net proceeds that Crystallex received, after underwriters’ fees and related expenditures amounted to $95,500,000.

THE SECURITIES BEING OFFERED

William C. and Jane L. O’Malley, Mark Haet, Thunder Partners L.P., Noam and Vicki Rand Trust, Joseph Allan Gleisinger, Xodarap Partners LLC, William G. Morgan, 2030 Investors, LLC, Lincoln Trust Company FBO Richard Harris Sacks, and Frank A. Archibald may use this prospectus to resell up to an aggregate of 1,294,200 Crystallex common shares that they received upon the exercise of special warrants that Crystallex issued to them in June 2003. William C. and Jane L. O’Malley, Mark Haet, Thunder Partners L.P., Jayvee & Co., Noam Rand, Trustee-Profit Sharing, Noam and Vicki Rand Trust, Joseph Allan Gleisinger, Xodarap Partners LLC, William G. Morgan, 2030 Investors, LLC, Louis Scatigna, Lincoln Trust Company FBO Richard Harris Sacks, Frank A. Archibald, and Steven B. Rosner may also use this prospectus to resell up to an aggregate additional 1,109,000 Crystallex common shares that were issued or are to be issued to them upon their exercise of certain warrants that Crystallex issued to them in connection with the exercise of the special warrants. All of these shares shall be registered form rather than bearer shares. The Board of Directors has authorized the reservation of the shares covered by this Registration Statement and prospectus.

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The selling shareholders may sell all or any portion of these Crystallex common shares in one or more transactions through ordinary brokerage transactions, in private, negotiated transactions, or through any other means described in the “Plan of Distribution.” The sales may be made at market prices prevailing at the time of sale, at negotiated prices, or at fixed prices, which may be changed.

In June 2003, Crystallex privately sold an aggregate of 5,500,000 special warrants to all of the selling shareholders and to other persons who have sold their securities prior to this prospectus. As of October 21, 2003, each special warrant was automatically deemed exercised, for no additional consideration, into one (1) Crystallex common share and a three year share purchase warrant to purchase one-half (½) Crystallex common share. The aggregate number of common shares available for Crystallex to issue to the selling shareholders and to other persons who have sold their securities prior to this prospectus is 8,250,000. Certain of the selling shareholders and other persons have sold common shares that they have received upon the deemed exercise of the special warrants, have exercised share purchase warrants and sold common shares issued upon that exercise, or do not have their common shares made part of this prospectus. Accordingly, aggregate the number of common shares that may be resold under this prospectus is 2,403,200.

Each share purchase warrants is exercisable for three years into one-half common share and has a strike price of Cdn$1.60. The Indenture for the warrants contains provisions that adjust the exchange rate in certain events, in the event of Crystallex engaging in a subdivision or a combination of its outstanding common shares, issuing common shares to all or substantially all of the holders of common shares by way of a stock dividend or other distribution, or selling substantially all of its assets to a third party for securities or other property. As of May 1, 2005, of these share purchase warrants, there are outstanding share purchase warrants to purchase 1,143,500 Crystallex common shares.

Please note that neither Crystallex nor the selling shareholders are offering or selling any special warrants or share purchase warrants by this prospectus.

USE OF PROCEEDS

Crystallex will not receive any of the proceeds from the sale of the shares issued upon the deemed exercise of the special warrants or from the sale of the shares issued on the exercise of the share purchase warrants issued to the selling shareholders.

Crystallex has received gross proceeds of Cdn$6,875,000 from the sale of the special warrants to the selling shareholders. Crystallex will receive the exercise price upon the exercise of the share purchase warrants but did not receive any further consideration upon the deemed exercise of the special warrants. Crystallex will receive Cdn$4,400,000 if the selling shareholders fully exercise all of the share purchase warrants issued to them.

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Crystallex sold the special warrants for working capital purposes, and it will use the proceeds from the exercise of the share purchase warrants for working capital purposes.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Crystallex is authorized to issue an unlimited number of common shares without par value, an unlimited number of Class “A” preference shares and an unlimited number of Class “B” preference shares. As at May 1, 2005, it had issued and outstanding 192,631,619 common shares, no Class “A” preference shares, and no Class “B” preference shares. Each common share entitles the holder to dividends if, as and when declared by the directors, to one vote at all meetings of holders of common shares and to participate ratably in any distribution of Crystallex’s assets upon liquidation, dissolution or winding up, subject to the prior rights of holders of shares ranking in priority to the common shares.

See “The Securities Being Offered” for a discussion of the convertible notes and warrants that Crystallex may issue and which are convertible and exercisable into common shares.

PLAN OF DISTRIBUTION

Crystallex is registering the sale of common shares that (i) the selling shareholders received upon their deemed exercise of the special warrants that Crystallex issued to them, and (ii) the common shares that Crystallex has issued or will issue to the selling shareholders upon their exercise of share purchase warrants. See “The Securities Being Offered.” Crystallex will not receive any sales proceeds if the parties resell their shares.

The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed Crystallex that they acquired their securities in the ordinary course of business and do not have any agreement or understanding, directly or indirectly, with any person to distribute the common shares. In addition, each selling shareholder will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the AMEX under Rule 153 of the Securities Act.

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

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Crystallex anticipates that each selling shareholder will offer for sale all of the common shares that he, she, or it acquires. However, there can be no assurance that any selling shareholder will sell any or all of the common shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the common shares. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the common shares.

Crystallex has agreed to pay all fees and expenses incident to the registration of these common shares.

Once sold under the registration statement, of which this prospectus forms a part, the common shares will be freely tradable in the hands of persons other than our affiliates.

The following table sets forth Crystallex’s estimated expenses in connection with this offering (US dollars):

Securities and Exchange Commission registration fee	$
Accountants' fees and expenses		10,000
Legal fees and expenses		5,000
Printing and engraving expenses and copying expenses		2,000
Transfer agent’s fees and expenses		2,000
Miscellaneous

Total		$25,000

SELLING SHAREHOLDERS

The following table sets forth the name and address of each selling shareholder, the number of common shares that each selling shareholder beneficially owned prior to the commencement of this offering, the number of common shares that may be offered by each selling shareholder, and the number of common shares to be owned by each selling shareholder after the offering. The table assumes that Crystallex has issued all of the common shares that it has authorized for issuance to the selling shareholders. The table also assumes that the selling shareholders sell all common shares offered by this prospectus. The number of common shares that Crystallex may issue to GCA upon the conversion of the convertible notes will depend upon a number of factors, including, among other things, the market price of Crystallex’s common shares. See “The Securities Being Offered.”

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The table below sets forth information as of May 1, 2005. The percentage indicated for each selling shareholder is based on 192,631,619 common shares issued and outstanding as of May 1, 2005. All information concerning beneficial ownership is to the best of Crystallex’s belief.

	Common Shares Owned Before Offering		Common Shares Offered in Offering		Common Shares Owned After Offering

Name of Shareholder	Number(1)	Percent(1)	Number(1)	Percent(1)	Number(1)	Percent(1)

William C. and Jane L. O’Malley(2) 4646 Carlton Dunes Dr. Amelia Island, Florida 32034	225,000	*	150,000	*	75,000	*

Mark Haet(2) c/o Sanders Morris Harris 3100 Chase Tower Houston, Texas 77002	138,800	*	127,500	*	11,300	*

Thunder Partners L.P. (2) 904 Laura St. Clearwater, FL, 33755	100,000	*	75,000	*	25,000	*

Jayvee & Co. (2) P.O. Box 611, Commerce Ct. Postal Station Toronto, Ontario M5L 1L7 Canada	710,650	*	270,000	*	440,650	*

Noam Rand, Trustee-Profit Sharing 1255 California San Francisco, California 94109	35,000	*	35,000	*	0	0%

Noam and Vicki Rand Trust(2) 1255 California San Francisco, California 94109	64,000	*	63,000	*	1,000	0%

Joseph Allan Gleisinger(2) 3405 Colony Plaza Dr. Newport Beach, CA 92660	285,000	*	225,000	*	60,000	*

Xodarap Partners LLC(2) 2815 Via Del Robles, Suite G Fallbrook, CA 92028	701,300	*	225,000	*	476,300	*

William G. Morgan(2) 9703 Sandusky Avenue, Tulsa, OK 74137	159,000	*	150,000	*	9,000	*

Louis Scatigna(2) 15 Galassi Ct. Jackson, NJ 08257	26,400	*	26,400	*	0	0%

2030 Investors, LLC 205 SE Spokane Street Portland, OR 97202	987,400	*	825,000	*	162,400	*

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	Common Shares Owned Before Offering		Common Shares Offered in Offering		Common Shares Owned After Offering

Name of Shareholder	Number(1)	Percent(1)	Number(1)	Percent(1)	Number(1)	Percent(1)

Lincoln Trust Company FBO Richard Harris Sacks(2) 6312 So. Fiddler’s Green Circle Greenwood Village, CO 80111	347,303	*	113,800	*	233,503	*

Frank A. Archibald(2) 17 Douglas Drive Toronto, Ontario M4W 2B2 Canada	40,000	*	40,000	*	0	0%

Steven B. Rosner(2) 1220 Mirabeau Lane Gladwyne, PA 19035	77,500	*	77,500	*	0	0%

______

* Less than 1%.

1Assumes that the selling shareholders exercise all of their warrants into common shares. (See “Securities Being Offered.”)

2 Includes shares issuable upon the exercise of warrants.

LEGAL MATTERS

McMillan Binch Mendelsohn LLP has issued a legal opinion that the common shares offered under this prospectus, when issued as described herein, will be legally issued as fully paid and non-assessable shares in the capital of Crystallex and has also advised Crystallex on matters set forth in “Enforceability of Civil Liabilities Against Crystallex.” As of May 1, 2005, partners and associates of McMillan Binch Mendelsohn LLP owned, in the aggregate, less than one percent of the outstanding Crystallex common shares.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus from Crystallex International Corporation’s Annual Report on Form 40-F for the year ended December 31, 2004, have been audited by Deloitte & Touche LLP, Independent Registered Chartered Accountants, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Deloitte & Touche LLP’s address is BCE Place, 181 Bay Street, Suite 1400, Toronto, Ontario M5J 2V1, Canada.

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This registration statement and prospectus contain one or more statements, reports, or other information attributed to each of the following persons as experts in the field of mining engineering:

•	Mine Development Associates, 210 South Rock Boulevard, Reno, Nevada 89502

•	Dr. Luca Riccio, P. Geo., 5403 Molina Rd., North Vancouver, BC, V7 4P5 Canada

•	SNC-Lavalin Engineers & Constructors Inc., 2200 Lakeshore Blvd., Toronto, Ontario, Canada M8V 1A4.

The statements, reports, or other information from Mine Development Associates, Dr. Luca Riccio, P. Geo., and SNC-Lavalin Engineers & Constructors Inc. which are attributed to any of these experts are used in this registration statement and prospectus with the consent of each of these experts to which these statements, reports, or other information are attributed.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. Indemnification of Directors and Officers

Under the Canadian Business Corporation Act (“CBCA”), in exercising their powers and performing their functions, each member of Crystallex’s Board of Directors is required to act honestly and in good faith and with a view to the best interests of Crystallex. Under the CBCA, Crystallex has broad power to indemnify, and under certain circumstances is required to indemnify, its directors and officers against liabilities that they may incur while serving as directors or officers of Crystallex, including liabilities arising under the Securities Act, provided that they acted honestly and in good faith with a view to the best interests of Crystallex, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing the conduct was lawful.

In addition, Crystallex has agreed to indemnify each of Crystallex’s directors against any liabilities arising from his actions in his capacity with Crystallex, provided that he acted honestly and in good faith with a view to the best interests of Crystallex and, in the case of a criminal or administrative act or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. Crystallex maintains directors and officers liability insurance. Crystallex has also agreed to indemnify Marc J. Oppenheimer (at the time of such agreement, Crystallex’s President, Chief Executive Officer, and a director, and, since September 2003, a Crystallex director) against any liabilities arising from his acting in his capacity with Crystallex to the fullest extent permitted under the Business Corporation Act of New Jersey (the state where Mr. Oppenheimer resides) or the laws of Canada.

Crystallex also maintains an insurance policy for directors and officers insuring them against certain liabilities incurred by them in the performances of their duties, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Crystallex has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of Crystallex in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Crystallex will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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ITEM 9. Exhibits and Financial Statement Schedules

(a)      The following are filed herewith as part of this Registration Statement:

Exhibit No.	Exhibit

5	Opinion of McMillan Binch Mendelsohn LLP as to the legality of the securities being registered

23.1	Consent of Deloitte & Touche LLP

23.2	The consent of McMillan Binch Mendelsohn LLP to the use of its opinion as an exhibit to this Registration Statement is included in its opinion filed herewith as Exhibit 5

23.3(1)	Consent of Mine Development Associates

23.7	Consent of SNC-Lavalin Engineers & Constructors Inc.

23.8(2)	Consent of Dr. Luca Riccio, P. Geo.

24	Power of Attorney (contained as part of the Signature Pages)

99.1	Subscription Agreement (with Schedule A thereto) dated June 2003 of the registrant for the purchase of special warrants.

99.2	Special Warrant Indenture dated as of June 20, 2003.

99.3	Warrant Indenture dated as of June 20, 2003.

(1)	Filed as Exhibit 23.3 to Pre-Effective Amendment No. 1 to Registration Statement No. 333-13838, filed on October 19, 2001, which exhibit is incorporated herein by reference.

(2)	Filed as the Exhibit 23.4 to Crystallex’s Annual Report on Form 40-F for the year ended December 31, 2004, filed on March 31, 2005.

(b)	There are no financial statement schedules.

ITEM 10. Undertakings

     (a)      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

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(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (17 C.F.R. 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (17 C.F.R. 239.33), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or 17 C.F.R. 210.3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

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     (h)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 25th day of May, 2005.

CRYSTALLEX INTERNATIONAL CORPORATION

By: /s/ Todd Bruce
Todd Bruce
President, Principal Executive Officer and Director

Date: May 25, 2005

By: /s/ Marc J. Oppenheimer
Marc J. Oppenheimer
Authorized Representative in the United States

Date: May 25, 2005

     POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert A. Fung or Todd Bruce, or any one of them, his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form F-3, and to file same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

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Signature	Title	Date

/s/ Robert A. Fung	Chairman and Director	May 25, 2005
Robert A. Fung

/s/ Todd Bruce	President, Principal	May 25, 2005
Todd Bruce	Executive Officer and
Director

/s/ Marc J. Oppenheimer	Director	May 25, 2005
Marc J. Oppenheimer

/s/ Michael Brown	Director	May 26, 2005
Michael Brown

/s/ C. William Longden	Director	May 25, 2005
C. William Longden

/s/ David I. Matheson	Director	May 25, 2005
David I. Matheson

/s/ Harry J. Near	Director	May 25, 2005
Harry J. Near

/s/ Armando F. Zullo	Director	May 25, 2005
Armando F. Zullo

/s/ Johan C. Van’t Hof	Director	May 25, 2005
Johan C. Van’t Hof

/s/ Borden D. Rosiak	Principal Financial Officer	May 25, 2005
Borden D. Rosiak	and Principal Accounting
Officer

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Exhibit Index

Exhibit No.	Exhibit

5	Opinion of McMillan Binch Mendelsohn LLP as to the legality of the securities being registered

23.1	Consent of Deloitte & Touche LLP

23.2	The consent of McMillan Binch Mendelsohn LLP to the use of its opinion as an exhibit to this Registration Statement is included in its opinion filed herewith as Exhibit 5

23.3(1)	Consent of Mine Development Associates

23.7	Consent of SNC-Lavalin Engineers & Constructors Inc.

23.8(2)	Consent of Dr. Luca Riccio, P. Geo.

24	Power of Attorney (contained as part of the Signature Pages)

99.1	Subscription Agreement (with Schedule A thereto) dated June 2003 of the registrant for the purchase of special warrants.

99.2	Special Warrant Indenture dated as of June 20, 2003.

99.3	Warrant Indenture dated as of June 20, 2003.

(1)	Filed as Exhibit 23.3 to Pre-Effective Amendment No. 1 to Registration Statement No. 333-13838, filed on October 19, 2001, which exhibit is incorporated herein by reference.

(2)	Filed as the Exhibit 23.4 to Crystallex’s Annual Report on Form 40-F for the year ended December 31, 2004, filed on March 31, 2005.